Exhibit 99.1

Masimo Reports Third Quarter 2012 Financial Results;

Board Declares Special Cash Dividend of $1.00 per Share

Q3 2012 Highlights (compared to Q3 2011):

•	Product revenue rose 15% to $112.1 million

•	Masimo rainbow® revenue rose 41% to $11.0 million, including 92% increase in SpHb® revenue

•	Shipped 33,100 Masimo SET® and Masimo rainbow® SET units

•	Net income was $13.8 million, with EPS of $0.24

Irvine, California, November 1, 2012 – Masimo (NASDAQ: MASI) today announced its financial results for the third quarter ended September 29, 2012, and that its Board of Directors has declared a special cash dividend of $1.00 per share, payable on December 11, 2012 to stockholders of record as of the close of business on November 27, 2012.

Masimo’s total third quarter revenue, including royalties, rose 14% to $119.1 million, compared to $104.0 million for the third quarter of 2011. Third quarter 2012 product revenue rose 15% to $112.1 million, compared to $97.6 million for the third quarter of 2011. The company’s worldwide end-user revenue grew 15% in the third quarter of 2012 and represented 85% of product revenue. OEM sales, which accounted for 15% of product revenue, rose 13% compared to the same period in 2011. Excluding the impact of Masimo’s 2012 acquisitions of PHASEIN AB and Spire Semiconductor, third quarter 2012 product revenue rose 12%. Revenue from sales of Masimo rainbow products rose 41% to $11.0 million in the third quarter, compared to $7.8 million for the third quarter of 2011. Third quarter 2012 rainbow revenue included a 92% increase in total hemoglobin (SpHb) sales compared to the third quarter of 2011.

Net income for the third quarter of 2012 was $13.8 million, or $0.24 per diluted share, compared to net income of $14.8 million, or $0.24 per diluted share, in the third quarter of 2011. The third quarter 2012 operating results included a $0.02 per share loss attributed to Masimo’s 2012 acquisitions of PHASEIN AB and Spire Semiconductor.

During the third quarter of 2012, the company shipped approximately 33,100 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, essentially unchanged from the same prior-year period. Masimo estimates its worldwide installed base as of September 29, 2012 to be 1,056,000 units, up 11% from 950,000 units as of October 1, 2011.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “During the third quarter, we continued to leverage Masimo’s innovation leadership and recurring-revenue business model to seize multiple growth opportunities across a range of patient care settings. Our third quarter product revenue and global installed base growth continued to outpace the industry, and third quarter rainbow product sales were among the highest yet.”

Mr. Kiani continued, “We are happy to announce the Board’s decision to declare a special cash dividend, which reflects not only the strength of our financial position and confidence in our long-term outlook, but also demonstrates our commitment to enhance stockholder value. In addition, by declaring the dividend now, Masimo stockholders can take advantage of current dividend tax rates, which may increase in 2013. Today’s action marks the fourth instance of a special dividend paid by Masimo in the past six years, and the third since we became a public company in 2007. In fact, including the dividend announced today, since becoming a public company, we have returned approximately $220 million to stockholders in the form of special cash dividends and another $62.5 million in the form of repurchases of our common stock. This total of $282.5 million represents a return of approximately 88% of the cash generated from operations between 2008 and September 2012.”

As of September 29, 2012, Masimo’s cash and cash equivalents were $113.0 million, compared to $129.9 million as of December 31, 2011. The change reflects primarily net cash generated from operations, offset by $37.4 million in cash used to acquire PHASEIN AB and Spire Semiconductor, and $26.3 million in cash used to repurchase shares of Masimo common stock in the first half of 2012. The payout for the special $1.00 per share cash dividend announced today is expected to be about $57.2 million, based on the current shares outstanding, and will be reflected in the company’s fourth quarter and full year 2012 financial statements. The special dividend payout represents only a portion of the company’s cash reserves, which the Board believes is sufficient to cover operational needs, and fund continued research and development investments and strategic initiatives.

While dividends are not routine for the company, Masimo has previously paid special dividends to shareholders totaling $4.09 per share related to the 2006 intellectual property patent suit settlement agreement with a competitor, $2.00 per share in March 2010 and $0.75 per share in December 2010. Although there can be no guarantees of future dividends, the Board remains committed to enhancing stockholder value based on its consideration of various factors, including the company’s operating results, financial condition and anticipated capital requirements.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 38439591. After the live webcast, the call will be available on Masimo’s website through December 1, 2012. In addition, a telephonic replay of the call will be available through November 15, 2012. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 38439591.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow® Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow® SET® technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. And in 2012, Masimo acquired the assets of Spire Semiconductor, LLC, a maker of advanced light emitting diode (LED) and other advanced component-level technologies; and PHASEIN AB, a developer and manufacturer of ultra-compact mainstream and sidestream capnography, multigas analyzers, and handheld capnometry solutions. Masimo SET® and Masimo rainbow® SET® technologies also can be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcome and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the integration of acquisitions; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact:	Media Contact:
Sheree Aronson	Mike Drummond
(949) 297-7043	(949) 297-7434
saronson@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 29, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$112,988	$129,882
Accounts receivable, net of allowance for doubtful accounts	62,998	57,013
Royalties receivable	7,169	7,102
Inventories	48,981	45,944
Prepaid expenses	12,934	9,410
Deferred tax assets	11,574	11,576
Other current assets	3,554	2,008

Total current assets	260,198	262,935
Deferred cost of goods sold	51,539	51,679
Property and equipment, net	23,028	15,239
Intangible assets, net	27,288	11,393
Goodwill	22,745	448
Deferred tax assets	17,308	16,766
Other assets	7,511	7,644

Total assets	$409,617	$366,104

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$26,024	$27,302
Accrued compensation	22,559	19,717
Accrued liabilities	16,580	12,297
Income taxes payable	492	570
Deferred revenue	18,784	16,019
Current portion of capital lease obligations	55	48

Total current liabilities	84,494	75,953
Deferred revenue	709	984
Capital lease obligations, less current portion	74	74
Other liabilities	10,070	9,427

Total liabilities	95,347	86,438
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	58
Treasury stock	(63,664)	(37,396)
Additional paid-in capital	255,465	243,528
Accumulated other comprehensive income	3,053	1,274
Retained earnings	116,629	69,364

Total Masimo Corporation stockholders’ equity	311,540	276,828
Noncontrolling interest	2,730	2,838

Total equity	314,270	279,666

Total liabilities and equity	$409,617	$366,104

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Revenue:
Product	$112,108	$97,639	$339,644	$301,771
Royalty	6,961	6,401	21,428	24,876

Total revenue	119,069	104,040	361,072	326,647
Cost of goods sold	40,736	35,601	122,002	106,125

Gross profit	78,333	68,439	239,070	220,522
Operating expenses:
Selling, general and administrative	48,260	40,134	142,381	125,275
Research and development	12,121	9,372	33,736	28,793

Total operating expenses	60,381	49,506	176,117	154,068

Operating income	17,952	18,933	62,953	66,454
Non-operating income (expense)	912	(240)	(132)	482

Income before provision for income taxes	18,864	18,693	62,821	66,936
Provision for income taxes	5,301	3,869	15,724	17,049

Net income including noncontrolling interest	13,563	14,824	47,097	49,887
Net (income) loss attributable to the noncontrolling interest	231	5	168	(7)

Net income attributable to Masimo Corporation stockholders	$13,794	$14,829	$47,265	$49,880

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.24	$0.25	$0.82	$0.83

Diluted	$0.24	$0.24	$0.81	$0.82

Weighted average shares used in per share calculations:
Basic	57,201	59,971	57,507	59,804

Diluted	58,145	61,086	58,454	61,082

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Cost of goods sold	$155	$138	$485	$419
Selling, general and administrative	2,405	1,912	8,461	7,559
Research and development	636	543	2,087	2,189

Total	$3,196	$2,593	$11,033	$10,167

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	September 29, 2012	October 1, 2011
Cash flows from operating activities:
Net income including noncontrolling interest	$47,097	$49,887
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	6,509	5,608
Share-based compensation	11,033	10,167
Provision (benefit) for doubtful accounts	(5)	184
Provision for obsolete inventory	617	1,879
Provision for warranty costs	1,866	1,919
Benefit from deferred income taxes	(319)	—
Income tax benefit from exercise of stock options granted prior to January 1, 2006	259	1,290
Excess tax (deficit) benefit from share-based payment arrangements	340	(58)
Realized foreign exchange loss on forward contracts	45	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(4,982)	(4,016)
(Increase) decrease in royalties receivable	(67)	5,264
Increase in inventories	(1,700)	(2,374)
(Increase) decrease in deferred cost of goods sold	160	(4,321)
Increase in prepaid expenses	(2,888)	(5,459)
Increase in other assets	(1,316)	(436)
Decrease in accounts payable	(2,730)	(2,146)
Increase (decrease) in accrued compensation	2,344	(2,744)
Increase (decrease) in accrued liabilities	820	(1,001)
Increase (decrease) in income taxes payable	(419)	1,249
Increase (decrease) in deferred revenue	2,490	(1,927)
Increase (decrease) in other liabilities	(2,196)	1,101

Net cash provided by operating activities	56,958	54,066

Cash flows from investing activities:
Purchases of property and equipment	(7,812)	(3,508)
Increase in intangible assets	(2,904)	(1,719)
Cash paid for acquisitions	(37,399)	—

Net cash used in investing activities	(48,115)	(5,227)

Cash flows from financing activities:
Repayments of capital lease obligations	(12)	(37)
Proceeds from issuance of common stock	1,034	5,568
Excess tax deficit (benefit) from share-based payment arrangements	(340)	58
Repurchases of common stock	(26,268)	—
Net proceeds from settlement of forward contracts	88	—

Net cash provided by (used in) financing activities	(25,498)	5,589

Effect of foreign currency exchange rates on cash	(239)	459

Net increase (decrease) in cash and cash equivalents	(16,894)	54,887
Cash and cash equivalents at beginning of period	129,882	88,305

Cash and cash equivalents at end of period	$112,988	$143,192